                                                                    EXHIBIT 99.1


================================================================================


                            STOCK PURCHASE AGREEMENT



                                     among:



                            SPATIAL TECHNOLOGY INC.,
                            a Delaware corporation;



                            INTERDATA ACCESS, INC.,
                            an Illinois corporation;



                                      and



                                ROBERT CRAWFORD

                                 CHARLENE HESS

                      PROSTEP PRODUKTDATENTECHNOLOGIE GMBH

                                WILLIAM TURCOTTE





                          -----------------------------

                          Dated as of December 23, 1998

                          -----------------------------





================================================================================

                               TABLE OF CONTENTS

                                                                                                                     PAGE
Section 1.       Sale and Purchase of Shares; Related Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         1.1     Sale and Purchase of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         1.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         1.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         1.4     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         1.5     Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

         1.6     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Section 2.       Representations and Warranties of the Company
                 and the Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

         2.1     Due Organization; No Subsidiaries; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

         2.2     Articles of Incorporation and Bylaws; Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

         2.3     Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

         2.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

         2.5     Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

         2.6     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         2.7     Bank Accounts; Receivables; Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         2.8     Equipment; Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         2.9     Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         2.10    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

         2.11    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         2.12    Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         2.13    Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         2.14    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         2.15    Employee and Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         2.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         2.18    Sale of Products; Performance of Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         2.19    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         2.20    Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         2.21    Proceedings; Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         2.23    Authority; Binding Nature of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         2.24    Non-Contravention; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16





                                       i.

         2.25    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         2.26    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         2.27    Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         2.28    Securities Laws Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Section 3.       Representations and Warranties of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         3.1     Due Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         3.2     Execution, Delivery and Performance of Agreement; Authority  . . . . . . . . . . . . . . . . . . . .  18

         3.3     Purchaser's Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         3.4     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         3.5     SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Section 4.       Certain Covenants of the Company and the Selling  Shareholders . . . . . . . . . . . . . . . . . . .  19

         4.1     Access and Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         4.2     Operation of the Company's Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         4.3     Notification; Updates to Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         4.4     No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Section 5.       Additional Covenants of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         5.1     Filings and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         5.2     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         5.3     Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         5.4     Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         5.5     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         5.6     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         5.7     Termination of Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

Section 6.       Conditions Precedent to Obligations of the Purchaser . . . . . . . . . . . . . . . . . . . . . . . .  24

         6.1     Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         6.2     Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         6.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         6.4     Agreements and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         6.5     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         6.6     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.7     Termination of Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.8     Termination of Derivative Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.9     Securities Law Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





                                      ii.

         6.10    Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.11    No Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.12    No Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.13    Confidentiality and Nondisclosure Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.14    Proceedings and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.15    Corporate Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         6.16    Termination of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

Section 7.       Conditions Precedent to Obligations of the Selling Shareholders  . . . . . . . . . . . . . . . . . .  27

         7.1     Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         7.2     Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         7.3     Agreements and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         7.4     No Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         7.5     Corporate Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 8.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         8.1     Termination of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         8.2     Post Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 9.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         9.1     Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         9.2     Termination Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         9.3     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 10.      Indemnification, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         10.1    Survival of Representations, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         10.2    Indemnification by Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         10.3    Indemnification by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         10.4    Threshold; Ceiling; Limitation on Additional Damages . . . . . . . . . . . . . . . . . . . . . . . .  31

         10.5    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         10.6    Defense of Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         10.7    Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         10.8    Exclusivity of Indemnification Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         10.9    Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

Section 11.      Registration of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         11.1    Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         11.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34





                                      iii.

         11.3    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         11.4    Transferability of Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         11.5    Rule 144 Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         11.6    Amendment of Section 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

Section 12.      Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         12.1    Selling Shareholders' Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         12.2    ProSTEP's Agent for Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         12.3    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         12.4    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         12.5    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         12.6    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         12.7    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         12.8    Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         12.9    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         12.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         12.11   Governing Law; Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         12.12   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         12.13   Remedies Cumulative; Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         12.14   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         12.15   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         12.16   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         12.17   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         12.18   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         12.19   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41





                                      iv.

                                    EXHIBITS


Exhibit A        -        Certain definitions

Exhibit B        -        Allocation of Purchase Price and Issuance Instructions

Exhibit C        -        Form of Escrow Agreement

Exhibit D        -        Form of Non-Competition Agreement

Exhibit E        -        Form of Affiliate Agreement

Exhibit F-1      -        Form of tax representation letter to be executed by the Company

Exhibit F-2      -        Form of tax representation letter to be executed by the Purchaser

Exhibit G        -        Cross-license Agreement





                                       v.

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT("AGREEMENT") is made and entered into as of December 23, 1998, by and among: SPATIAL TECHNOLOGY INC., a Delaware corporation (the "PURCHASER"), InterData Access, Inc., an Illinois corporation (the "COMPANY" or "IDA"), and the following parties (the "SELLING SHAREHOLDERS"): Robert Crawford, Charlene Hess, ProSTEP Produktdatentechnologie GmbH ("PROSTEP") and William Turcotte. Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. The Selling Shareholders own an aggregate of 827.1 shares of Common Stock (collectively, the "SHARES") of the Company, which constitute all of the issued and outstanding capital stock and options, warrants or other rights to purchase capital stock of the Company.

         B. The Selling Shareholders wish to sell the Shares to Purchaser on the terms set forth in this Agreement (the "ACQUISITION").

         C. It is intended that the Acquisition qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "CODE"). For accounting purposes, it is intended that the Acquisition be treated as a "pooling of interests."

                                   AGREEMENT

         The parties to this Agreement agree as follows:


SECTION 1. SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS

     1.1 SALE AND PURCHASE OF SHARES. At the Closing (as hereinafter defined), the Selling Shareholders shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Shareholders on the terms and subject to the conditions set forth in this Agreement.

     1.2  PURCHASE PRICE.

                 (a) Subject to Section 1.4, at the Closing, by virtue of the Acquisition and without any further action on the part of Spatial, IDA or the Selling Shareholders, the outstanding shares of Common Stock of IDA (the "IDA COMMON STOCK") shall be converted into the right to receive an aggregate of 1,400,000 shares of Common Stock of Purchaser (the "PURCHASER COMMON STOCK"), in accordance with the amounts set forth on Exhibit B hereto. The Purchaser Common Stock to be issued pursuant to this Section 1.2(a) shall be referred to as the "PURCHASE PRICE."


                                       1.

          (b) Purchaser Common Stock representing ten percent (10%)of the Purchase Price shall be deposited in escrow (the "ESCROW SHARES"), in accordance with the amounts set forth on Exhibit B hereto and the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit C, to be delivered to the Selling Shareholders if and when such Escrow Shares are released pursuant to the terms of the Escrow Agreement.

     1.3  CLOSING.

          (a) The closing of the sale of the Shares to the Purchaser (the "CLOSING") shall take place at the offices of Cooley Godward LLP, 2595 Canyon Boulevard, Suite 250, Boulder, Colorado 80302 on December 28, 1998 or at such other place or time as the parties may agree (the "SCHEDULED CLOSING TIME"). (The date on which the Closing actually takes place is referred to in this Agreement as the "CLOSING DATE").

          (b)      At the Closing:

                          (i)     the Purchaser shall cause Norwest Bank
Minnesota, N.A. (the "TRANSFER AGENT") to deposit (whether by book entry or by delivery of certificates) Purchaser Common Stock representing the Escrow Shares with the Escrow Agent (as defined in the Escrow Agreement) in the amounts set forth on Exhibit B hereto, to be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement; and

                          (ii)    the parties shall have executed and delivered
each of the agreements required to be executed and delivered pursuant to Sections 6.4 and 7.3.

     1.4  EXCHANGE OF CERTIFICATES.

          (a) After the Closing, the Transfer Agent shall send to each Selling Shareholder a letter of transmittal and instructions for use in customary form and containing such provisions as may reasonably be required for use in effecting the surrender of the certificates representing shares of IDA Common Stock. Upon surrender of a certificate representing shares of IDA Common Stock to the Transfer Agent for exchange, together with a duly executed letter of transmittal and such other documents as may reasonably be requested by the Transfer Agent, the holder of such certificate representing shares of IDA Common Stock shall be entitled to receive in exchange therefor certificates representing the number of shares of Purchaser Common Stock that such Selling Shareholder has a right to receive as set forth on Exhibit B hereto and the IDA stock certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.4(a), each certificate of IDA Common Stock shall be deemed, from and after the Closing Date, to represent only the right to receive upon such surrender a certificate representing shares of Purchaser Common Stock.

          (b) No dividends or other distributions declared or made with respect to Purchaser Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered IDA stock certificate with respect to the shares of Purchaser Common Stock represented thereby until such Selling Shareholder surrenders such IDA stock certificate in accordance with this Section 1.4.


                                       2.

          (c) The shares of Purchaser Common Stock to be issued in the Acquisition shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

     1.5 TAX CONSEQUENCES. For federal income tax purposes, the Acquisition is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.6 ACCOUNTING TREATMENT. For accounting purposes, the Acquisition is intended to be treated as a "pooling of interests."

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING
           SHAREHOLDERS

          Subject to the provisions of Section 10, the Company and the Selling Shareholders, jointly and severally, represent and warrant, to and for the benefit of the Purchaser Indemnitees, as follows:

     2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Contracts by which it is bound.

          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "InterData Access, Inc." and the name under which the Company was originally incorporated, "IGES Data Analysis Company."

          (c) The Company is not, and has not been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company.





                                       3.

          (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors and
(ii) the names and titles of the Company's officers. The Company's board of directors has never established any committees.

          (e) Except as set forth in Part 2.1(e) of the Disclosure Schedule, the Company has no subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to the Purchaser accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the board of directors of the Company. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws or of any resolution adopted by the Company's shareholders or the Company's board of directors; and, no condition or circumstance exists that is reasonably likely to (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation. The stock records, minute books and other corporate records of the Company are accurate, up-to-date and complete and have been maintained in accordance with sound and prudent business practices and all applicable Legal Requirements.

     2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of the Company consists of one thousand (1,000) shares of Company Common Stock, no par value per share, of which 827.1 shares have been issued and are outstanding. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company's shareholders and the number of shares of Common Stock owned of record by each such shareholder. The Selling Shareholders together own all of the outstanding shares of capital stock of the Company. All of the issued and outstanding shares of Company's Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. Except as set forth in Part 2.3(a) of the Disclosure Schedule, none of the issued and outstanding shares of the Company's Common Stock is subject to any repurchase option or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). The Company has delivered true and correct copies of the stock certificates representing the issued and outstanding shares of the Company's Common Stock.

          (b) Except as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire, or otherwise relating to, any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.





                                       4.

          (c) Except as set forth in Part 2.3(c) of the Disclosure Schedule, since December 1, 1996, the Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired by the Company were reacquired in full compliance with
(i) the applicable provisions of the Illinois Corporations Code and all other applicable Legal Requirements and (ii) any requirements set forth in applicable Contracts.

     2.4  FINANCIAL STATEMENTS.

          (a) The Company has delivered to Purchaser the following financial statements and notes thereto (collectively, the "COMPANY FINANCIAL STATEMENTS"):

               (i) the unaudited balance sheets of the Company as of December 31, 1997 and 1996, and the related unaudited statements of income, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto; and

               (ii) the unaudited balance sheet of the Company as of November 30, 1998 (the "UNAUDITED INTERIM BALANCE SHEET") and the related unaudited statement of income of the Company for the eleven months then ended.

          (b) The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with the books and records of the Company.

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since November 30, 1998:

          (a) there has not been any material adverse change in the Company's business, condition, assets, Liabilities, operations or financial condition, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;





                                       5.

          (e) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (g) the Company has not made any capital expenditure which is not reflected on the Unaudited Interim Balance Sheet, consistent with the Company's past practices, which exceeds $25,000;

          (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Company Contract or
(ii) amended or prematurely terminated, or waived any material right or remedy under, any Company Contract to which it is or was a party or under which it has or had any rights or obligations;

          (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person or
(iii) waived or relinquished any right (other than immaterial rights waived or relinquished by the Company in the Ordinary Course of Business and consistent with the Company's past practices);

          (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business and consistent with the Company's past practices;

          (l) the Company has not (i) lent money to any Person (other than pursuant to routine business travel advances or reimbursement of expenses made to employees in the Ordinary Course of Business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (m) the Company has not (i) established, adopted or amended any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to any of its directors, officers or employees or (iii) hired any new employee;

          (n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (o)             the Company has not made any Tax election;

          (p) the Company has not commenced or settled any Proceeding;





                                       6.

          (q) the Company has not entered into any material transaction or taken any other material action outside the Ordinary Course of Business or inconsistent with its past practices; and

          (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above, except the payment of bonuses to employees of the Company in an amount not to exceed five percent (5%) of any such employee's annual base salary.

     2.6  TITLE TO ASSETS.

          (a) Except as set forth in Part 2.6(a) of the Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company since November 30, 1998; (iii) all assets referred to in Parts 2.8 and 2.9 of the Disclosure Schedule; and (iv) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable and (y) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company.

     2.7  BANK ACCOUNTS; RECEIVABLES; CUSTOMERS.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including (i) the name and location of the institution at which such accounts is maintained, (ii) the name in which such account is maintained and the account number of such account, (iii) a description of such account and the purpose for which such account is used and (iv) the names of all individuals authorized to draw on or make withdrawals from such account and any limitations on such individuals' authorization. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of November 30, 1998. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since November 30, 1998 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business and (ii) to the Best Knowledge of the Company and the Selling Shareholders, are current and will be collected in full when due, without any counterclaim or set off, net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate.





                                       7.

          (c) Part 2.7(c) of the Disclosure Schedule identifies each customer that is obligated to make payments to the Company in an aggregate amount exceeding $25,000 per year. The Company has not received any notice or other communication indicating that any customer or other Person identified in
Part 2.7(c) of the Disclosure Schedule intends or expects to cease dealing with the Company or to effect a material reduction in the volume of business transacted by such Person with the Company below historical levels.

     2.8  EQUIPMENT; REAL PROPERTY.

          (a) Part 2.8(a) of the Disclosure Schedule accurately identifies all material items of equipment owned by or leased to the Company. The items of equipment identified in Part 2.8(a) of the Disclosure Schedule are adequate for the uses to which they are being put and are in adequate condition and repair (ordinary wear and tear excepted) for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, other than the leaseholds created under the real property leases identified in Part 2.10(a) of the Disclosure Schedule. The Company enjoys peaceful and undisturbed possession of such premises.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9(a)(1) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000) and identifies the license agreement or other agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(4) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.9(a)(1) and 2.9(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances and, to the Best Knowledge of the Company and the Selling Shareholders, has a valid right to use all Proprietary Assets identified in Part 2.9(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(5) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(6) of the Disclosure Schedule, the Company is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis (other than Company Proprietary Assets consisting of software licensed to the Company under third party licenses generally available to the public, with respect to which the Company's rights are not exclusive).





                                       8.

          (b) The Company has taken commercially reasonable measures and precautions necessary to protect the confidentiality and value of each Company Proprietary Asset (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets (except Company Proprietary Assets on Part 2.9(a)(3)) infringe or conflict with any Proprietary Asset owned or used by any other Person. To the Best Knowledge of the Company and the Selling Shareholders, none of the Company Proprietary Assets set forth on Part 2.9(a)(3) infringe or conflict with Proprietary Assets owned or used by any Person. The Company has not at any time received any written notice or other written communication, or to the Best Knowledge of the Company and the Selling Shareholders, any oral notice or other oral communication, of any such infringement or conflict. Except as set forth in
Part 2.9(c) of the Disclosure Schedule, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Best Knowledge of the Company and the Selling Shareholders, except as set forth in Part 2.9(c) of the Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(d) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (e) Except as set forth in Part 2.9(e) of the Disclosure Schedule, the Company has not entered into and is not bound by any Contract under which any Person has the right to distribute or license, on a commercial basis, any Company Proprietary Asset including source code, object code or any versions, modifications or derivative works of source code or object code in any Company Proprietary Asset.

     2.10 CONTRACTS.

          (a) Part 2.10(a) of the Disclosure Schedule identifies and provides a complete list of each Company Contract, except for any Excluded Contract. The Company has delivered to the Purchaser accurate and complete copies of all Company Contracts identified on Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its





                                       9.

terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (b)  Except as set forth in Part 2.10(b) of the Disclosure Schedule:

               (i) the Company has not violated or Breached, or committed any default under, any Company Contract, and, to the Best Knowledge of the Company and the Selling Shareholders, no other Person has violated or otherwise Breached, or committed any default under, any Company Contract;

               (ii) to the Best Knowledge of the Company and the Selling Shareholders, no event has occurred, and no circumstance or condition exists, that is reasonably likely to (with or without notice or lapse of time)
(A) result in a violation or other Breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract or (D) give any Person the right to cancel, terminate or materially modify any Company Contract;

               (iii) the Company has not received any written notice or other communication regarding (i) any actual or possible violation or Breach of, or default under, any Company Contract or (ii) any actual or possible termination of any Company Contract; and

               (iv) the Company has not waived, in writing, any of its material rights under any existing Contract; and to the Best Knowledge of the Company and the Selling Shareholders, the Company has not waived, orally, any of its material rights under any existing Contract.

          (c) The Contracts identified in Part 2.10(a) of the Disclosure Schedule, together with the Excluded Contracts, collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (d) The performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

          (e)  Except as set forth in Part 2.10(e) of the Disclosure Schedule:

                          (i)     the Company is not a guarantor nor otherwise
has an agreement to cause, insure or become liable for, and none of its assets are being pledged to secure, the performance or payment of any obligation or other Liability of any other Person; and

                          (ii)    the Company is not a party to or bound by (A)
any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.





                                      10.

     2.11 LIABILITIES.

          (a) Except as set forth in Part 2.11(a) of the Disclosure Schedule and except for (i) accounts payable or (ii) accrued salaries that have been incurred by the Company in the Ordinary Course of Business since November 30, 1998, all Liabilities of the Company have been included in the "liabilities" column of the Unaudited Interim Balance Sheet in accordance with the books and records of the Company and its past practice.

          (b) Part 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of the Company's accounts payable as of November 30, 1998 and (ii) provides an accurate and complete breakdown of the Company's indebtedness as of the date of this Agreement.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company is, and has at all times since its inception been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets, except where the failure to comply with each such Legal Requirements has not had and will not have a Material Adverse Effect on the Company.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization held by the Company. The Company has delivered to the Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.13 of the Disclosure Schedule is valid and in full force and effect. The Company and its employees are, and have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.13 of the Disclosure Schedule, except where the failure to comply with any such Governmental Authorization has not had and will not have a Material Adverse Effect on the Company. The Governmental Authorizations identified in Party 2.13 of the Disclosure Schedule constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     2.14 TAX MATTERS.

          (a) Except as set forth in Part 2.14(a) of the Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full and on a timely basis. Any Tax required to have been withheld or collected by the Company, including with respect to employees, has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

          (b) Part 2.14(b) of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("COMPANY RETURNS"). All Company Returns (i) have been or will be filed when due and (ii) have been, or will be when





                                      11.

filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to the Purchaser accurate and complete copies of all Company Returns filed since January 1, 1993.

          (c) There are no contingent Liabilities for Taxes with respect to all periods through the dates thereof, except Taxes due in the Ordinary Course of Business for the calendar year 1998. The Company will establish, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes for the period from November 30, 1998 through the Closing Date, and the Company will disclose the dollar amount of such reserves to the Purchaser on or prior to the Closing Date.

          (d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, there have been no examinations or audits of any Company Return, and, to the Best Knowledge of the Company and the Selling Shareholders, no such examination or audit has been proposed or scheduled by any Governmental Body. The Company has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns.

          (e) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Proceeding is pending or, to the Best Knowledge of the Company and the Selling Shareholders, has been threatened against the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. There are no liens for Taxes upon any of the assets of the Company, except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

          (f) To the Best Knowledge of the Company and the Selling Shareholders, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15 EMPLOYEE AND LABOR MATTERS.

          (a) Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status): the name of such employee and the date as of which such employee was originally hired by the Company; the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company with respect to services performed since January 1, 1998 and any increase in such employee's compensation for fiscal 1998 in excess of five percent (5%); and such employee's annualized base compensation as of the date of this Agreement. There is no employee of the Company who is not fully available to perform work because of long-term disability or other leave (excluding normal sick days).





                                      12.

          (b) Part 2.15(b) of the Disclosure Schedule identifies and provides an accurate and complete description of each Current Benefit Plan and any other salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company (collectively, the "PLANS").

          (c) Except as set forth in Part 2.15(c) of the Disclosure Schedule, the Company is not a party to or bound by any employment agreement, and has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

          (d) Except as set forth in Part 2.15(d) of the Disclosure Schedule, the employment of each of the Company's employees is terminable by the Company at will, subject to applicable Legal Requirements. The Company never delivered to employees any employee manuals or handbooks, disclosure materials or policy statements relating to the employment of the current and former employees of the Company.

          (e) To the Best Knowledge of the Company and the Selling Shareholders, except as set forth in Part 2.15(e) of the Disclosure Schedule,
(i) no employee of the Company intends to terminate his or her employment with the Company and (ii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a Material Adverse Effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company or (B) the Company's business or operations.

     2.16 BENEFIT PLANS. The Company has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan.

     2.17 ENVIRONMENTAL MATTERS. The Company is and has at all times been in compliance in all material respects with all applicable Environmental Laws, except for any non-compliances which have been cured. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws and the Company is and has at all times been in compliance in all material respects with the terms and requirements of all such Governmental Authorizations, except for any non-compliances which have been cured.





                                      13.

     2.18 SALE OF PRODUCTS; PERFORMANCE OF SERVICES. Except as set forth in Part
2.18 of the Disclosure Schedule, no customer or other Person has, at any time since January 1, 1996, asserted or threatened to assert in writing any claim against the Company (other than claims that have been resolved satisfactorily at no material cost to the Company) under or based upon (i) any warranty provided by or on behalf of the Company, or (ii) any services performed by the Company.

     2.19 INSURANCE.

          (a) Part 2.19(a) of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; (iii) and a description of any claims pending, and any material claims that have been asserted in the past, with respect to such policy. The Company has delivered to the Purchaser accurate and complete copies of all of the insurance policies identified in Part 2.19(a) of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.19(a) of the Disclosure Schedule.

          (b) Each of the policies identified in Part 2.19(a) of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Best Knowledge of the Company and the Selling Shareholders, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

          (c) Except as set forth in Part 2.19(c) of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Part 2.19(a) of the Disclosure Schedule; and, to the Best Knowledge of the Company and the Selling Shareholders, no event has occurred, and no condition or circumstance exists, that is reasonably likely (with or without notice or lapse of time) to give rise to or serve as a basis for any such claim.

          (d) The Company has never received (i) any written notice or other communication regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.19(a) of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies (except for premium increases in the Ordinary Course of Business); or (ii) any written notice or other communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.19(a) of the Disclosure Schedule.

     2.20 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.20 of the Disclosure Schedule:





                                      14.

          (a) no Related Party has, and no Related Party has at any time since January 1, 1997 had, any interest of any nature in any asset used in or otherwise relating to the business of the Company;

          (b) no Related Party is, or has at any time since January 1, 1997 been, indebted to the Company;

          (c) since January 1, 1997, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing of any nature involving the Company;

          (d) to the Best Knowledge of the Company and the Selling Shareholders, no current officer, director or employee of the Company is competing, directly or indirectly, with the Company in any market served by the Company;

          (e) no Related Party has any claim or right against the Company; and

           (f) to the Best Knowledge of the Company and the Selling Shareholders, no event has occurred, and no condition or circumstance exists, that is reasonably likely (with or without notice or lapse of time) directly or indirectly to give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

     2.21 PROCEEDINGS; ORDERS.

          (a) Except as set forth in Part 2.21(a) of the Disclosure Schedule, there is no pending Proceeding, and to the Best Knowledge of the Company and the Selling Shareholders, no Person has threatened to commence any Proceeding. Except as set forth in Part 2.21(a) of the Disclosure Schedule, to the Best Knowledge of the Company and the Selling Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely directly or indirectly to give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) To the Best Knowledge of the Company and the Selling Shareholders, there is no proposed Order that, if issued or otherwise put into effect, (i) is likely to have an adverse effect on the Company's business, condition, assets, liabilities, operations or financial condition or on the ability of the Company to comply with or perform any covenant or obligation under any of the Transactional Agreements or (ii) is likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     2.22 CERTAIN PAYMENTS, ETC. The Company and each officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has not at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company.





                                      15.

     2.23 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which the Company is or may become a party. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.24 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.24 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a)             contravene, conflict with or result in a violation of
(i) any of the provisions of the Company's certificate of incorporation or bylaws or (ii) any resolution adopted by the Company's shareholders or the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or Breach of, or result in a default under, any provision of any Company Contract;

          (e) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract or (iii) cancel, terminate or modify any Company Contract; or

          (f) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Part 2.24 of the Disclosure Schedule, neither the Company nor any of the Selling Shareholders was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.





                                      16.

     2.25 BROKERS. Neither the Company nor any of the Selling Shareholders has employed any broker, agent or finder or incurred any Liability for any brokerage fees, agents' commissions or finders' fees in connection with the Transactions, and the Selling Shareholders shall indemnify the Purchaser Indemnitees with respect to any Claim which any Person engaged by the Company or any Selling Shareholder may make with respect to the subject matter of the Transactional Agreements.

     2.26 FULL DISCLOSURE.

          (a) This Agreement does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of or with respect to the Company and the Selling Shareholders contained and to be contained herein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (b)             All of the information set forth in the Disclosure
Schedule is accurate and complete in all material respects.

          (c) The Company has provided the Purchaser and Purchaser's representatives with full and complete access to all of the Company's records and other documents and data.

     2.27 SELLING SHAREHOLDERS. Each Selling Shareholder, severally and not jointly, represents that (i) he, she or it has good and valid title to the number of shares of capital stock of the Company set forth on Part 2.3(a) of the Disclosure Schedule, free and clear of all liens, encumbrances, equities or claims, (b) he, she or it has the absolute and unrestricted right, power and authority to enter into and to perform his, her or its obligations under each of the Transactional Agreements to which such Selling Shareholder is or may become a party, (c) this Agreement constitutes his, her or its legal, valid and binding obligation, enforceable against such Selling Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (d) upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.28 SECURITIES LAWS MATTERS. Each Selling Shareholder understands that the Purchaser Common Stock has not been registered under the Securities Act and that the Purchaser Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon the Selling Shareholders' representations contained in this Agreement. Each Selling Shareholder hereby severally and not jointly represents and warrants as follows:

          (a) REQUISITE POWER AND AUTHORITY. Each Selling Shareholder has substantial experience in evaluating and investing in private placement transactions of securities





                                      17.

in companies similar to the Purchaser so that he is capable of evaluating the merits and risks of his investment in the Purchaser and has the capacity to protect his own interests. Each Selling Shareholder represents that by reason of his business or financial experience, he has the capacity to protect his own interests in connection with the Transactions. Further, each Selling Shareholder is aware of no publication of any advertisement in connection with the Transactions. Each Selling Shareholder must bear the economic risk of this investment until the Purchaser Common Stock is registered pursuant to the Securities Act in accordance with the provisions of Section 10 herein. Each Selling Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

          (b) PURCHASER INFORMATION. Each Selling Shareholder has had an opportunity to discuss the Purchaser's business, management and financial affairs, both as currently conducted and as proposed to be conducted following the Acquisition, with directors, officers and management of the Purchaser and has had the opportunity to review the Purchaser's operations and facilities. Each Selling Shareholder has also had the opportunity to ask questions of, and receive answers from, the Purchaser and its management regarding the terms and conditions of this investment.

          (c) ACQUISITION FOR OWN ACCOUNT. Each Selling Shareholder is acquiring the Purchaser Common Stock for his own account for investment only, and not with a view towards their distribution.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     Subject to the provisions of Section 10 and except as set forth on the Purchaser Disclosure Schedule delivered herewith, the Purchaser represents and warrants to the Selling Shareholders as follows:

     3.1 DUE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

     3.2 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT; AUTHORITY. The Purchaser has the full legal right, power and authority to enter into this Agreement and the related agreements referred to herein to which it is a party and to carry out the Transactions. All proceedings required to be taken by the Purchaser to authorize the execution, delivery and performance of the Transactional Agreements to which it is a party have been properly taken. Each of the Transactional Agreements to which the Purchaser is a party constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution, delivery or performance of this Agreement by the Purchaser will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a material breach of, or a default, right to accelerate or loss of rights under, any provision of





                                      18.

Purchaser's corporate documents or any agreement to which the Purchaser is a party or Legal Requirement by which the Purchaser or any its properties may be bound or materially affected.

     3.3 PURCHASER'S COMMON STOCK. The Purchaser's Common Stock will, upon delivery to the Selling Shareholders, be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof (except as otherwise set forth herein), other than liabilities imposed upon stockholders generally by the provisions of the Delaware General Corporation Law and will not be subject to any other restrictions, except as may be imposed by applicable law.

     3.4 BROKERS AND FINDERS. Neither the Purchaser nor any person acting on its behalf has employed any broker, agent or finder or incurred any Liability for any brokerage fees, agents' commissions or finders' fees in connection with the Transactions, and the Purchaser shall indemnify the Selling Shareholders with respect to any Claim which any Person engaged by the Purchaser may make with respect to the subject matter of the Transactional Agreements.

     3.5 SEC FILINGS; FINANCIAL STATEMENTS.

         (a) The Purchaser has delivered to the Company accurate and complete copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by the Purchaser with the SEC between October 17, 1996 and the date of this Agreement (the "PURCHASER SEC DOCUMENTS"). Each of the Purchaser SEC Documents (i) complies in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) when read together as a whole and as updated by subsequent reports or filings made prior to the Closing Date, which have been made available to the Selling Shareholders, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Purchaser and its subsidiaries for the periods covered thereby.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND THE SELLING SHAREHOLDERS

     4.1 ACCESS AND INVESTIGATION. The Company and the Selling Shareholders shall ensure that, at all times during the Pre-Closing Period:

         (a) The Company and its Representatives provide the Purchaser and its Representatives with access, during normal business hours upon reasonable notice and in a manner which shall not interfere with the operations of the Company, to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company;





                                      19.

          (b) The Company and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company as the Purchaser may request in good faith; and

          (c) The Company and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information regarding the Company as the Purchaser may request in good faith. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide the Purchaser with copies of:

               (i) all material operating and financial reports prepared by the Company for its senior management, including copies of the unaudited monthly balance sheets of the Company and the related unaudited monthly statements of operations, statements of shareholders' equity and statements of cash flows;

               (ii) any written materials or communications sent by or on behalf of the Company to its shareholders generally;

               (iii) any material notice, document or other communication sent by or on behalf of the Company to any party to any Company Contract or sent to the Company by any party to any Company Contract (other than any communication that relates solely to commercial transactions between the Company and the other party to any such Company Contract and that is of the type sent in the Ordinary Course of Business);

               (iv) any written notice, report or other document filed with or sent to any Governmental Body in connection with the Acquisition or any of the other Transactions; and

               (v) any material written notice, report or other document received by the Company from any Governmental Body.

     4.2 OPERATION OF THE COMPANY'S BUSINESS. The Company and the Selling Shareholders shall ensure that, during the Pre-Closing Period:

         (a) the Company conducts its operations exclusively in the ordinary course and in the same manner as such operations have been conducted prior to the date of this Agreement;

         (b) the Company uses its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

         (c) the Company shall keep in full force all insurance policies identified in Part 2.19 of the Disclosure Schedule;





                                      20.

          (d) the Company's officers confer regularly, upon request, with the Purchaser concerning operational matters and otherwise report regularly, upon request, to Purchaser concerning the status of the Company's business, condition, assets, Liabilities, operations and financial condition;

          (e) the Company immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction

          (f) the Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (g) the Company does not sell or otherwise issue any shares of capital stock or any other securities;

          (h) neither the Company nor any of the Selling Shareholders amend the Company's certificate of incorporation or bylaws, and does not effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification, reclassification of shares, stock split, reverse stock split or similar transaction;

          (i) the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that do not exceed $10,000 in the aggregate;

          (k) the Company does not enter into any transaction or take any other action that is reasonably likely to cause or constitute a Breach of any representation or warranty made by the Company;

          (l) the Company does not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person or (iii) waive or relinquish any right;

          (m)             the Company does not (i) lend money to any Person or
(ii) incur, assume or otherwise become subject to any Liability, except for current Liabilities incurred in the Ordinary Course of Business;

          (n) the Company does not establish, adopt or amend any Employee Benefit Plan and does not pay or agree to pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for regularly scheduled salary increases in the Ordinary Course of Business), provided, that, the Company may pay a bonus to the employees of the Company in an amount not to exceed five percent (5%) of any such employee's annual base salary;





                                      21.

          (o) the Company does not change any of its methods of accounting or accounting practices in any respect;

          (p)             the Company does not make any Tax election;

          (q) the Company does not commence or settle any Proceeding, except in the Ordinary Course of Business;

          (r) the Company does not enter into any transaction or take any other action of the type referred to in Section 2.5;

          (s) the Company does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

          (t) the Company shall not agree or commit to take any of the actions described in clauses "(f)" through "(s)" of this Section 4.2.

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, the Company and/or the Selling Shareholders shall promptly notify the Purchaser in writing of:

               (i) the discovery by the Company or the Selling Shareholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Company or any of the Selling Shareholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Company or any of the Selling Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any Breach of any covenant or obligation of the Company or any of the Selling Shareholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
Section 6 or Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Selling Shareholders shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change.





                                      22.

     4.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor the Selling Shareholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than the Purchaser) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction.

The Selling Shareholders shall promptly notify the Purchaser in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Selling Shareholders during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

     5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Acquisition and the other transactions contemplated by this Agreement and (b) shall use his or its best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Acquisition or any of the other transactions contemplated by this Agreement. The Company shall promptly deliver to the Purchaser a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2  PUBLIC ANNOUNCEMENTS.

          (a) During the Pre-Closing Period, neither the Company nor any of the Selling Shareholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Acquisition, or regarding any of the other transactions contemplated by this Agreement, without the Purchaser's prior written consent.

          (b) During the Pre-Closing Period, the Purchaser will consult with the Company prior to issuing any press release or making any public statement regarding the Acquisition (unless the Purchaser reasonably determines that the Purchaser is required, by virtue of any applicable Legal Requirement, to issue any such press release or make any such public statement under circumstances that make it infeasible or impractical to consult with the Company).

     5.3 POOLING OF INTERESTS. During the Pre-Closing Period, the Company shall not take any action that could have an adverse effect on the ability of the Purchaser to account for the Acquisition as a "pooling of interests."





                                      23.

     5.4 AFFILIATE AGREEMENTS. Each Selling Shareholder shall execute and deliver to the Purchaser, and the Company shall use its best efforts to cause any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act to execute and deliver to the Purchaser, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit F.

     5.5 TAX MATTERS. At or prior to the Closing, (a) the Company shall execute and deliver to Cooley Godward LLP and to Lison & Griffin, P.C. a tax representation letter, substantially in the form of Exhibit G-1, and (b) the Purchaser shall execute and deliver to Cooley Godward LLP and to Lison & Griffin, P.C. a tax representation letter, substantially in the form of Exhibit G-2. The Company and the Selling Shareholders will use all of their respective reasonable efforts to cause the transactions contemplated hereby to qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Code and will not take any action after the Acquisition is effected that could reasonably be expected to cause the Acquisition to lose its tax-free status. All parties hereto agree to file this Agreement with their respective federal income tax returns for the year in which the Acquisition closes and to comply with the reporting requirements of United States Treasury Regulations Section 1.368-3, if applicable.

     5.6 BEST EFFORTS. During the Pre-Closing Period, (a) the Company and the Selling Shareholders shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (b) the Purchaser shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.7 TERMINATION OF EMPLOYEE PLANS. At the Closing, the Company shall terminate all bonus plans and shall terminate other benefit plans as reasonably requested by the Purchaser under which any of its employees or former employees may have any rights and, at Purchaser's request, shall use its best efforts to ensure that no employee or former employee of the Company has any rights thereunder and that any Liabilities of the Company thereunder (including any such Liabilities relating to services performed prior to the Closing) are fully extinguished.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

     The obligation of the Purchaser to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 11.14):

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Selling Shareholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

     6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company or any of the Selling Shareholders is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 CONSENTS. All Consents required to be obtained in connection with the Transactions (including the Consents identified in Part 2.24 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.





                                      24.

     6.4 AGREEMENTS AND DOCUMENTS. The Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) the Escrow Agreement, substantially in the form of Exhibit C;

          (b) non-competition agreement, substantially in the form of Exhibit D, executed by William Turcotte, which non-competition agreement shall have a duration of three (3) years;

          (c) non-competition agreements, substantially in the form of Exhibit D, executed by each of Robert Crawford, Charlene Hess and Mark Toco, which non-competition agreements shall have a duration of one (1) year;

          (d) Affiliate Agreements, substantially in the form of Exhibit E, executed by each of the Selling Shareholders and by any other Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

          (e) A Tax Representation Letter, substantially in the form of Exhibit F-1, executed by the Company;

          (f) a legal opinion of Lison & Griffin, P.C., dated as of the Closing Date, in a form reasonably acceptable to the Purchaser;

          (g) written resignations of all officers and directors of the Company, effective as of the Closing Date;

          (h) a letter from KPMG Peat Marwick LLP, dated as of the Closing Date, confirming that the Purchaser may account for the Acquisition as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (i) an Employment Agreement, by and between the Company and William Turcotte, in a form reasonably acceptable to such parties.

          (j) a certificate executed by each of the Selling Shareholders and containing the representation and warranty of each such Selling Shareholder that (i) each of the representations and warranties made by the Company and the Selling Shareholders in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and
(ii) the conditions set forth in this Section 6 have been duly satisfied (the "SELLING SHAREHOLDERS' CLOSING CERTIFICATE");

          (k) such other documents as the Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company or the Selling Shareholders,
(ii) evidencing the compliance by the Company or the Selling Shareholders with, or the performance by the Company or the Selling Shareholders of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 6 or (iv) otherwise facilitating the consummation or performance of any of the Transactions;





                                      25.

          (l) a legal opinion of Baker & McKenzie, dated as of the Closing Date, in a form reasonably acceptable to the Purchaser;

          (m) a cross-license agreement between ProSTEP and IDA, substantially in the form attached hereto as Exhibit G; and

          (n) a Termination of Source Code Escrow Agreement, in a form reasonably acceptable to the Purchaser.

     6.5 EMPLOYEES. A sufficient number of the Company's employees shall have accepted an offer of employment by the Purchaser in good faith as the Purchaser deems reasonably necessary to continue the development of the Company's products. Such employees shall have executed the Purchaser's standard form of proprietary information and inventions agreement.

     6.6 NO MATERIAL ADVERSE CHANGE. Except for adverse changes that result from general economic conditions, there shall have been no material adverse change in the Company's business, condition, assets, liabilities, operations and financial condition since the date of this Agreement.

     6.7 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided the Purchaser with evidence, satisfactory to the Purchaser, as to the termination of the plans referred to in Section 5.7.

     6.8 TERMINATION OF DERIVATIVE SECURITIES. Any outstanding rights to acquire shares of capital stock of the Company shall be terminated in full prior to the Closing Date.

     6.9 SECURITIES LAW COMPLIANCE. All applicable requirements of the Securities Act and any applicable state securities laws shall have been satisfied.

     6.10 CUSTOMERS. The Purchaser shall have confirmed, in a manner reasonably satisfactory to the Purchaser, the Company's existing customer relationships.

     6.11 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Acquisition that makes consummation of the Acquisition illegal.

     6.12 NO PROCEEDINGS. No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Acquisition or seeking to prohibit or limit the exercise by the Purchaser of any material right pertaining to its ownership of the Shares.





                                      26.

     6.13 CONFIDENTIALITY AND NONDISCLOSURE AGREEMENTS. Each employee of the Company, and each consultant to the Company, shall have executed and delivered to the Company a proprietary information and inventions agreement in a form reasonably satisfactory to the Purchaser relating to the intellectual property of the Company.

     6.14 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the Transactions and all documents and instruments incident to such Transactions shall be reasonably satisfactory in substance and form to the Purchaser.

     6.15 CORPORATE APPROVALS. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of the IDA, Purchaser and the Selling Shareholders (including all necessary approval by the shareholders of ProSTEP).

     6.16 TERMINATION OF AGREEMENTS. The Company shall have provided the Purchaser with evidence, reasonably satisfactory to the Purchaser, that the following agreements have been terminated:

          (a) the Employment Agreement, by and between the Company and Mark Tocco, dated as of February 1, 1997, including any severance provisions contained therein which shall be rendered null and void and of no further force and effect following the Closing;

          (b) the Stock Option Agreement, by and between the Company and Mark Tocco, dated as of February 1, 1997, shall be rendered null and void and of no further force and effect following the Closing;

          (c) the Employment Agreement, by and between the Company and Ana Wasmer, effective as of January 1, 1998, including any severance provisions contained therein which shall be rendered null and void and of no further force and effect following the Closing; and

          (d) the Software Escrow Agreement, by and among National Software Escrow, Inc., the Company, William Turcotte and ProSTEP, dated as of January 1, 1997 (the "SOFTWARE AGREEMENT").

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING
SHAREHOLDERS

     The obligations of the Selling Shareholders to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Agent (as defined in Section 11.1), in whole or in part, in accordance with Section 11.14):

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.





                                      27.

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 AGREEMENTS AND DOCUMENTS. The Selling Shareholders shall have received the following agreements and documents:

          (a) the Escrow Agreement, substantially in the from of Exhibit C;

          (b) a Tax Representation Letter, substantially in the form of Exhibit F-2, executed by the Purchaser;

          (c) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in a form reasonably acceptable to the Selling Shareholders;

          (d) a side letter regarding the confidentiality of ProSTEP (the "Side Letter"), in a form acceptable to ProSTEP; and

          (e) an Employment Agreement, by and between Purchaser and William Turcotte, in a form reasonably acceptable to such parties.

     7.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Acquisition that makes consummation of the Acquisition illegal.

     7.5 CORPORATE APPROVALS. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of the Purchaser.

SECTION 8. COVENANTS

     8.1 TERMINATION OF AGREEMENTS. Effective upon the Closing, without any further action on the part of the Purchaser, IDA or the Selling Shareholders, the following shall occur:

          (a) the Shareholders Agreement, by and among the Company, the Selling Shareholders and Geoffrey Storms, dated as of January 1, 1997, shall be terminated in its entirety, except for the first sentence of Section
2.09 which shall continue in full force and effect;

          (b) the Employment Agreement, by and between the Company and William Turcotte, dated as of January 1, 1997, including all severance provisions contained therein, shall be terminated in its entirety and shall be rendered null and void and of no further force and effect; and

          (c) the Irrevocable Proxies granted in favor of ProSTEP and William Turcotte by Robert Crawford and Charlene Hess shall be terminated in their entirety.





                                      28.

     8.2  POST CLOSING COVENANTS. As soon as practicable following the Closing:

          (a) the Company and the Selling Shareholders shall terminate the Business Loan Agreement, by and between the Company and First American Bank, dated as of February 13, 1998, and obtain a release of any personal guarantee and security interest thereunder;

          (b) the Company and the Selling Shareholders shall obtain the consent of International Business Machine ("IBM") to the assignment of the Original Provider Agreement, by and between the Company and IBM, dated as of July 7, 1997; and

          (c) the Company and the Selling Shareholders shall obtain the consent of Unisys Corporation to the assignment of the Graphics Software Patent License Agreement, by and between the Company and Unisys, dated as of August 12, 1997.

SECTION 9. TERMINATION

     9.1  TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

          (a) by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Company or any of the Selling Shareholders or
(ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of the Purchaser to comply with or perform any covenant or obligation of the Purchaser set forth in this Agreement);

          (b) by the Agent or ProSTEP if (i) there is a material Breach of any covenant or obligation of the Purchaser or (ii) the Agent or ProSTEP reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Selling Shareholders to comply with or perform any covenant or obligation of the Company or the Selling Shareholders set forth in this Agreement);

          (c) by the Purchaser at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

          (d) by the Agent or ProSTEP at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

          (e) by the Purchaser if the Closing has not taken place on or before December 31, 1998 (other than as a result of any failure on the part of the Purchaser to comply with or perform any covenant or obligation of the Purchaser set forth in this Agreement);

          (f) by the Agent or ProSTEP if the Closing has not taken place on or before December 31, 1998 (other than as a result of the failure on the part of the Company or any of the Selling Shareholders to comply with or perform any covenant or obligation of the Company or any of the Selling Shareholders set forth in this Agreement); or

          (g) by the mutual consent of the Purchaser, the Company, the Agent and ProSTEP.





                                      29.

     9.2 TERMINATION PROCEDURES. If Purchaser wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(c) or Section 9.1(e), the Purchaser shall deliver to the Agent and ProSTEP a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Agent or ProSTEP wishes to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(f), the Agent or ProSTEP, as applicable, shall deliver to the Purchaser a written notice stating that the Agent is terminating this Agreement and setting forth a brief description of the basis on which the Agent is terminating this Agreement.

     9.3  EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or Liability arising from any prior Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12; and (c) the Company and the Selling Shareholders shall, in all events, remain bound by and continue to be subject to Section 5.2.

SECTION 10. INDEMNIFICATION, ETC.

     10.1 SURVIVAL OF REPRESENTATIONS, ETC.

          (a) The representations, warranties and covenants of each party pursuant to this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, (i) that fraud claims shall survive for the statute of limitations applicable to claims based on such matters, (ii) claims under Sections 2.27 and 2.28 hereof shall survive indefinitely and (iii) that if, at any time prior to the first anniversary of the Closing Date, any party seeking indemnification under this Section 10 (an "INDEMNIFIED PARTY") (acting in good faith) delivers to the party from whom such indemnification is sought (an "INDEMNIFYING PARTY") a written notice alleging the existence of a Breach of any of the representations and warranties made by the Indemnifying Party or a Breach of any covenant contained herein (and setting forth in reasonable detail the basis for such Indemnified Party's belief that such a Breach may exist) and asserting a claim for recovery under
Section 10.2 or Section 10.3, whichever is applicable, based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

          (b) The representations, warranties, covenants and obligations of each Indemnifying Party, and the rights and remedies that may be exercised by each Indemnified Party, shall not be limited or otherwise affected by or as a result of investigation made by any Indemnified Party or any of their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Selling Shareholders in this Agreement.





                                      30.

     10.2 INDEMNIFICATION BY SELLING SHAREHOLDERS.

          (a) Subject to the provisions of this Section 10, the Selling Shareholders, jointly and severally, shall indemnify and hold harmless each of the Purchaser Indemnitees from and against the amount of any Damages incurred by any of the Purchaser Indemnitees directly or indirectly as a result of (i) any Breach of a representation or warranty of the Company or any of the Selling Shareholders contained in Section 2 hereof (other than Section 2.27 and 2.28) (as modified by the Disclosure Schedule delivered by the Company and the Selling Shareholders on the date of this Agreement), (ii) any Breach of any covenant or obligation contained herein or (iii) any Breach of any representation or warranty made in the Selling Shareholders' Closing Certificate.

          (b) Each Selling Shareholder, severally and not jointly, shall indemnify and hold harmless each of the Indemnitees from and against the amount of any Damages incurred by any of the Indemnitees directly or indirectly as a result of any Breach of the representations and warranties made by each such Selling Shareholder in Sections 2.27 and 2.28 hereof.

          (c) The Selling Shareholders acknowledge and agree that, if there is any Breach as provided in Section 10.2(a) and (b), then the Purchaser itself shall be deemed, by virtue of its ownership of the capital stock of the Company, to have incurred Damages as result of such Breach or Liability. Nothing contained in this Section 10.2(c) shall have the effect of
(i) limiting the circumstances under which the Purchaser may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other type of Damages that the Purchaser may deemed to have incurred (whether in connection with any such Breach or Liability or otherwise) or (iii) limiting the rights of the Company or any of the other Purchaser Indemnitees under this Section 10.2.

     10.3 INDEMNIFICATION BY THE PURCHASER. Subject to the provisions of this
Section 10, the Purchaser shall indemnify and hold harmless each of the IDA Indemnitees from and against the amount of any Damages incurred by any of the IDA Indemnitees directly or indirectly as a result of (i) any Breach of a representation or warranty of the Purchaser contained in Section 3 hereof or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedule delivered by the Purchaser on the date of this Agreement) or
(ii) any Breach of any covenant or obligation contained herein.

     10.4 THRESHOLD; CEILING; LIMITATION ON ADDITIONAL DAMAGES.

          (a) Subject to Section 10.3(b), an Indemnifying Party shall not be required to make any payments pursuant to Section 10.2(a) or 10.3, as applicable, until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by an Indemnified Party, or to which an Indemnified Party has otherwise become subject, exceeds $50,000 in the aggregate. At such time as the total amount of such Damages exceeds $50,000, the Indemnified Party shall be entitled to be indemnified against the total amount of such Damages exceeding $50,000 (subject to Section 10.3(b)). The provisions of this Section 10.3(a) shall not apply to any willful misconduct, fraud, bad faith or recklessness on the part of the Indemnifying Party.





                                      31.

                 (b) Claims for Damages made by the Purchaser Indemnitees or the IDA Indemnitees, as appropriate, pursuant to the provisions of Sections 10.2(a)(i) or 10.6, in the case of the Purchaser Indemnitees, or Section 10.3(i), in the case of the IDA Indemnitees, shall be limited to an amount equal to $411,320.00; provided, that, each Selling Shareholder shall be liable only up to the pro rata portion of such amount pertaining to that Selling Shareholder, determined pursuant to Exhibit B attached hereto. The aggregate of all Damages incurred by the Purchaser Indemnitees or the IDA Indemnitees, as applicable, shall be limited to an amount equal to $1,000,000 for each party; provided, that, each Selling Shareholder shall be liable only up to the pro rata portion of such amount pertaining to that Selling Shareholder, determined pursuant to Exhibit B attached hereto. The provisions of this Section 10.4(b) shall not apply to (i) the agreements set forth in Section 1 or (ii) claims for Damages pursuant to the provisions of Sections 10.2(b).

     10.5 INTEREST. Any party that is required to indemnify an Indemnified Party pursuant to this Section 10 with respect to any Damages shall also be required to pay such Indemnified Party interest on the amount of such Damages (for the period commencing as of the date on which such Indemnified Party first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate equal to three (3) percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate. (For purposes of this Section 10.5, an Indemnifed Party that suffers Damages by virtue of being required to pay any judgment or to make any settlement payment to any third party with respect to any third party claim against such Indemnified Party shall be deemed to have first become subject to such Damages at the time such Indemnified Party pays such judgment or makes such settlement payment.)

     10.6 DEFENSE OF THIRD PARTY CLAIMS. Subject to the provisions of Section 10.4, in the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Company, against any other Purchaser Indemnitee any other Person) with respect to which any of the Selling Shareholders may become obligated to indemnify, hold harmless, compensate or reimburse any Purchaser Indemnitee pursuant to this Section 10, the Purchaser shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own. If the Purchaser so proceeds with the defense of any such claim or Proceeding:

                 (a) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser) shall be borne and paid exclusively by the Selling Shareholders;

                 (b) the Selling Shareholders shall make available to the Purchaser any documents and materials in the possession or control of any of the Selling Shareholders that may be necessary to the defense of such claim or Proceeding;

                 (c) the Purchaser shall keep the Agent and ProSTEP informed of all material developments and events relating to such claim or Proceeding; and





                                      32.

          (d) the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Agent and ProSTEP; provided, however, that such consent shall not be unreasonably withheld.

     10.7 SETOFF. In addition to any rights of setoff or other rights that an Indemnified Party may have at common law or otherwise, an Indemnified Party shall have the right to set off any amount that may be owed to any Indemnifiying Party under this Section 10 against any amount otherwise payable by any Indemnifying Party.

     10.8 EXCLUSIVITY OF INDEMNIFICATION REMEDIES. The Purchaser Indemnitees and IDA Indemnitees, as applicable, shall have no claim or cause of action, whether in contract, tort, under statute or otherwise, for monetary damages arising out of, or relating to, this Agreement apart from the right to indemnification pursuant to this Section 10, other than claims or causes of action based on fraud.

     10.9 PAYMENT.

          (a) In the event any Selling Shareholder shall have liability (for indemnification or otherwise) under this Section 10, such Selling Shareholder may elect to satisfy such liability by delivering to the Purchaser Indemnitees shares of Purchaser Common Stock, properly endorsed for transfer to the Purchaser Indemnitees, which shall have an aggregate value equal to such indemnification obligation determined by valuing the shares of Purchaser Common Stock at $2.938 per share.

          (b) In the event the Purchaser shall have liability (for indemnification or otherwise) under this Section 10, the Purchaser may elect to satisfy such liability by issuing to the IDA Indemnitees shares of Purchaser Common Stock, registered in the names of the Selling Shareholders (in accordance with the amounts set forth on Exhibit B), which shall have an aggregate value equal to such indemnification obligation determined by valuing the shares of Purchaser Common Stock at $2.938 per share.

SECTION 11. REGISTRATION OF SHARES

     11.1 REGISTRATION STATEMENT.

          (a) Within sixty (60) days after the Closing Date, the Purchaser shall use its reasonable best efforts to file with the SEC a registration statement on Form S-3 (the "REGISTRATION STATEMENT") with respect to the shares of Purchaser Common Stock received in the Acquisition by each Participating Holder (as defined in Section 10.1(c)), including the Escrow Shares. The Purchaser undertakes that it will file such Registration Statement with the SEC not later than ninety (90) days following the Closing Date. The Purchaser shall use its best efforts (i) to cause the Registration Statement to be declared effective by the SEC as soon thereafter and (ii) to keep such Registration Statement effective until the completion of the sale of the Purchaser Common Stock by the Selling Shareholders.





                                      33.

          (b)             The Purchaser shall (at its own expense):

               (i) prepare and file with the SEC such amendments to the Registration Statement and such supplements to the prospectus as may be required in order to comply with the applicable provisions of the Securities Act;

               (ii) furnish to each Participating Holder such numbers of copies of a prospectus conforming to the requirements of the Securities Act as it may reasonably request in order to facilitate the disposition of the shares covered by the Registration Statement;

               (iii) use its reasonable best efforts to register and qualify the shares covered by the Registration Statement under the securities laws of such states as the Participating Holders may reasonably request, provided, however, that the Purchaser shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any of such states; and

               (iv) notify each Participating Holder at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act as a result of the occurrence of any event which results in the prospectus included in the Registration Statement, as then in effect, to contain an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

          (c) Notwithstanding anything to the contrary contained herein, no Person who receives Purchaser Common Stock in the Acquisition shall have any rights under this Section 10 unless such Person executes a written agreement satisfactory in form and content to the Purchaser confirming that such Person wishes to be allowed to sell Purchaser Common Stock pursuant to the Registration Statement and agrees to be bound by the provisions of this Section
10. (A Person who receives Purchaser Common Stock in the Acquisition and who executes and delivers such an agreement is referred to in this Section 10 as a "PARTICIPATING HOLDER.")

          (d) Notwithstanding anything to the contrary contained herein, all of the Purchaser's obligations under this Section 10.1 (including its obligation to file the Registration Statement) shall terminate and expire as of the earliest date on which any shares of Purchaser Common Stock issued in the Acquisition can be sold pursuant to Rule 144 under the Securities Act.

     11.2 EXPENSES. The Purchaser shall bear all fees and expenses incurred in connection with any registration under this Section 10, including without limitation all registration, qualification, filing, printers' and accounting fees, except that each Participating Holder shall bear its proportionate share of all amounts payable to underwriters for discounts and commissions.

     11.3 INDEMNIFICATION.

          (a) The Purchaser agrees to indemnify, to the extent permitted by law, each Participating Holder, its respective directors and officers and each Person who controls such





                                      34.

Participating Holder (within the meaning of the Securities Act) against all Damages suffered by such Person as a result of any untrue or alleged untrue statement of material fact contained in the Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or as a result of any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information furnished in writing to the Purchaser by such Participating Holder for use therein or results from such Participating Holder's failure to deliver a copy of a Registration Statement or related prospectus (or any amendment thereof or supplement thereto) after the Purchaser has furnished such Participating Holder with a sufficient number of copies thereof.

          (b) In connection with each Registration Statement, each Participating Holder (i) shall furnish to the Purchaser in writing such information and affidavits as the Purchaser reasonably requests for use in connection with such Registration Statement or the related prospectus and (ii) to the extent permitted by law, will indemnify the Purchaser, its directors and officers and each Person who controls the Purchaser (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in such Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or from any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information or affidavit furnished in writing by such Participating Holder.

          (c)             Any Person entitled to indemnification under this
Section 10 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in the indemnified party's reasonable judgment a conflict of interest exists between the indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without the indemnifying party's consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will pay the fees and expenses of only one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other indemnified party with respect to such claim (in which case the indemnifying party will pay the fees and expenses of additional counsel).

     11.4 TRANSFERABILITY OF REGISTRATION RIGHTS. The rights of Participating Holders under this Section 10 shall be transferable in connection with: (a) a transfer by will or intestacy; and (b) estate planning transfers consisting of gifts to the spouse or issue of the transferor or to a charity qualified under
Section 501(c)(3) of the Code. Additionally, the rights of the Selling Shareholders under this Section 10 may be assigned by a Selling Shareholder to a transferee or assignee who acquires at least 250,000 shares of Purchaser Common Stock, or a lesser amount provided that such transferee or assignee acquires all of the shares of Purchaser Common Stock





                                      35.

held by such Selling Shareholder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Purchaser written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Section 10.

     11.5 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations promulgated by the SEC which may at any time permit the sale of Purchaser Common Stock to the public without registration, the Purchaser shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Purchaser is not required to file such reports, it will, upon request of any Participating Holder, make publicly available such information so long as necessary to permit sales under Rule 144 under the Securities Act), and it shall take further action as any Selling Shareholder may reasonably request, all to the extent required from time to time to enable such Participating Holder to sell Purchaser Common Stock without registration under the Securities Act within the limitation of Rule 144 under the Securities Act (or any similar rule or regulation hereafter adopted by the SEC). Upon the request of any Participating Holder, the Purchaser shall deliver to such Participating Holder a written statement confirming that the Purchaser has complied with the foregoing requirements.

     11.6 AMENDMENT OF SECTION 11. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 11 may be amended by the Purchaser at any time with the consent of the holders of sixty percent (60%) of the shares of Purchaser Common Stock subject to the Registration Statement (which consent shall not be unreasonably withheld).

SECTION 12. MISCELLANEOUS PROVISIONS

     12.1 SELLING SHAREHOLDERS' AGENT.

          (a) The Selling Shareholders, except ProSTEP (the "INDIVIDUAL SELLING SHAREHOLDERS"), hereby irrevocably nominate, constitute and appoint William Turcotte as the agent and true and lawful attorney-in-fact of the Individual Selling Shareholders (the "AGENT"), with full power of substitution, to act in the name, pace and stead of the Individual Selling Shareholders for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions on behalf of the Individual Selling Shareholders. William Turcotte hereby accepts his appointment as Agent.

          (b) The Individual Selling Shareholders hereby grant to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Individual Selling Shareholders (in the name of any or all of the Individual Selling Shareholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including the Selling Shareholders' Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Nothwithstanding anything to the contrary contained in the Transactional Agreements:





                                      36.

               (i) the Purchaser shall be entitled to deal exclusively with the Agent, acting on behalf of the Individual Selling Shareholders, on all matters relating to the Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Individual Selling Shareholder, including any matters set forth in Section 10); and

               (ii) each Purchaser Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Individual Selling Shareholder by the Agent, and on any other action taken or purported to be taken on behalf of any Individual Selling Shareholder by the Agent, as fully binding upon such Individual Selling Shareholder.

          (c) The Individual Selling Shareholders recognize and intend that the power of attorney granted herein (i) is coupled with an interest and is irrevocable, (ii) may be delegated by the Agent and (iii) shall survive the death or incapacity of each of the Individual Selling Shareholders.

          (d) The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been telexed, telegraphed, faxed or cabled by an Individual Selling Shareholder or to have been signed and presented by an Individual Selling Shareholder.

          (e) If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, then the Individual Selling Shareholders shall, within ten (10) days after such death or disability, appoint a successor agent and, immediately thereafter, shall notify the Purchaser of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Individual Selling Shareholders.

          (f) All expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Individual Selling Shareholders.

     12.2 PROSTEP'S AGENT FOR COMMUNICATIONS. The Purchaser shall be entitled to deal with Baker & McKenzie, San Francisco, acting on behalf of ProSTEP, on all matters relating to the Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any Consent to be given or action to be taken by, ProSTEP, including any matters set forth in Section 10).

     12.3 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     12.4 FEES AND EXPENSES. Subject to Section 10, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by the Purchaser and its Representatives with respect





                                      37.

to the Company's business (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions and the obtaining of any Consent required to be obtained in connection with any of such Transactions and (d) the consummation of the Acquisition. In no event shall fees and expenses incurred on behalf of the Company exceed $50,000.00 in the aggregate.

     12.5 ATTORNEYS' FEES. If any action or Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12.6 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                 if to the Purchaser:

                          Spatial Technology Inc.
                          2425-5th Street, Suite 100
                          Boulder, Colorado  80301
                          Attention: R. Bruce Morgan
                          Facsimile: (303) 544-3003

                          with a copy to:

                          Cooley Godward LLP
                          2595 Canyon Blvd., Suite 250
                          Boulder, Colorado  80302
                          Attention:  Michael L. Platt, Esq.
                          Facsimile: (303) 546-4099

                 if to the Company:

                          InterData Access, Inc.
                          1127 S. Manheim Road, Suite 305
                          Westchester, Illinois  60154
                          Attention: Chief Executive Officer
                          Facsimile: (708) 344-2840





                                      38.

                 if to the Agent:

                          William Turcotte
                          c/o Spatial Technology Inc.
                          2425-5th Street, Suite 100
                          Boulder, Colorado  80301
                          Facsimile: (303) 544-3003

         if to any of the Individual Selling Shareholders:
                          to the appropriate address set forth on Exhibit B

                          with a copy to:

                          Lison & Griffin, P.C.
                          100 W. Monroe Street, Suite 1010
                          Chicago, Illinois  60603
                          Attention:  Mark Baggio, Esq.
                          Facsimile:  (312) 606-2002

         if to ProSTEP Produktdatentechnologie GmbH

                          ProSTEP Produktdatentechnologie GmbH
                          Julius-Reiber-Strabe 15
                          Darmstadt D-64293
                          Germany
                          Attention: President
                          Facsimile:49-6151-928726

                 with a copy to

                          Baker & McKenzie
                          Two Embarcadero Center, Suite 2400
                          San Francisco, CA  94111-3909
                          Attention:  Klaus H. Burmeister, Esq.
                          Facsimile:  (415) 576-3099

     12.7 CONFIDENTIALITY. Without limiting the generality of anything contained in Sections 5.2 on and at all times after the Closing Date, each party shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such party's possession that relates to the business of the Selling Shareholders, the Company or the Purchaser.

     12.8 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

     12.9 HEADINGS. The bold-faced section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.





                                      39.

     12.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     12.11 GOVERNING LAW; VENUE.

          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Colorado (without giving effect to principles of conflicts of laws).

          (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Colorado. Each party to this Agreement:

               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Colorado (and each appellate court located in the State of Georgia) in connection with any such legal proceeding;

               (ii) agrees that each state and federal court located in the State of Colorado shall be deemed to be a convenient forum; and

               (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          (c) Nothing contained in Section 12.10(b) shall be deemed to limit or otherwise affect the right of any Purchaser Indemnitee to commence any legal proceeding or otherwise proceed against the Company or any of the Selling Shareholders in any other forum or jurisdiction.

          (d) The Individual Selling Shareholders irrevocably constitute and appoint the Agent as their agent to receive service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

     12.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Selling Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Selling Shareholders; the Purchaser; the Purchaser Indemnitees and the IDA Indemnitees (subject to Section 10.8); and the respective successors and assigns (if any) of the foregoing. The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section
10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.





                                      40.

     12.13 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     12.14 WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     12.15 AMENDMENTS. Subject to Section 11.6, this Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     12.16 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     12.17 PARTIES IN INTEREST. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     12.18 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     12.19 CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.





                                      41.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





                                      42.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:                          SPATIAL TECHNOLOGY INC.,
                                      a Delaware corporation




                                    By:/s/ R. Bruce Morgan
                                       ----------------------------------------
                                       R. Bruce Morgan
                                       President and Chief Executive Officer



COMPANY:                            INTERDATA ACCESS, INC.,
                                      an Illinois corporation




                                    By:/s/ William Turcotte
                                       ----------------------------------------
                                       Bill Turcotte
                                       President



SELLING SHAREHOLDERS:               /s/ Robert Crawford
                                    -------------------------------------------
                                       Robert Crawford




                                    /s/ Charlene Hess
                                    -------------------------------------------
                                    Charlene Hess



                                    PROSTEP PRODUKTDATENTECHNOLOGIE GMBH




                                    By:/s/Bernd Paetzold
                                    -------------------------------------------
                                    Name: Bernd Paetzold
                                    Title:  President


                                    By:/s/Reinhard Betz
                                    -------------------------------------------
                                    Name: Reinhard Betz
                                    Title:  Vice President/Chief Financial
                                            Officer



                                    /s/ William Turcotte
                                    -------------------------------------------
                                    William Turcotte





                                      43.

                                   EXHIBIT A

                              CERTAIN DEFINITIONS





     For purposes of the Agreement (including this Exhibit A):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire, or otherwise relating to, any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

     AGENT. "Agent" shall have the meaning set forth in Section 11.1(a) of this Agreement.

     AGREEMENT. "Agreement" shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     BEST KNOWLEDGE. With respect to the Company or the Selling Shareholders, the term "Best Knowledge" shall mean the actual knowledge which any of the Selling Shareholders or any officer, director or affiliate of IDA has, and the knowledge that the management of IDA should have had through the conduct and exercise of reasonable due diligence, with respect to the subject matter of the representation.

     BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach or failure.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment or covenant.

     CURRENT BENEFIT PLAN. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

                 (a) that was established or adopted by the Company or is maintained or sponsored by the Company;

                 (b)      in which the Company participates;

                 (c) with respect to which the Company is required to make any contribution; or

                 (d) with respect to which the Company is subject to any Liability.

     DAMAGES. "Damages" shall include any loss, damage, injury, reduced value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation or enforcement costs) or expense of any nature, net of insurance recoveries.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and the Selling Shareholders, a copy of which is attached to this Agreement.

     EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     EXCLUDED CONTRACT. "Excluded Contract" shall mean any Company Contract that:

                 (a) the Company has entered into in the Ordinary Course of Business;

                 (b) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000; or

                 (c) is terminable by the Company at any time without penalty to the Company.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HAZARDOUS MATERIAL. "Hazardous Material" shall include:

                 (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

                 (b) any waste, gas or other substance or material that is explosive or radioactive and is defined in or regulated under any Environmental Law;

                 (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);





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



                 (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

                 (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

     IDA INDEMNITEES. "IDA Indemnitees" shall mean the Selling Shareholders and IDA's current affiliates.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations or financial performance, taken as a whole.

     ORDER. "Order" shall mean any:

                 (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

                 (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

     ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of an Entity shall not be deemed to have been taken in the "Ordinary Course of Business" unless:





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



          (d) such action is consistent with an Entity's past practices and is taken in the ordinary course of such Entity's normal day-to-day operations;

          (e) such action is taken in accordance with reasonable business practices; and

          (f) such action is not required to be authorized by an Entity's shareholders, board of directors or similar body, or committee of such Entity's board of directors or similar body and does not require any other separate or special authorization of any nature.

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period commencing as of the date of this Agreement through the Closing Date.

     PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     PURCHASER INDEMNITEES. "Purchaser Indemnitees" shall mean the following
Persons: (a) the Purchaser; (b) the Purchaser's current and future affiliates (including the Company but excluding the Selling Shareholders); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

     RELATED PARTY. Each of the following shall be deemed to be a "Related
Party":

                 (a) each individual who is, or who has at any time been, an officer or director of the Company;

                 (b) each member of the family of each of the individuals referred to in clauses "(a)" and "(b)" above; and

                 (c) any Entity (other than the Company) in which any one of the individuals referred to in clauses "(a)", "(b)" and "(c)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean the Agreement and all other documents or agreements contemplated by Sections 6 and 7.

     TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:

               (i)                the Acquisition; and

               (ii) the performance by the Purchaser, the Company and the Selling Shareholders of their respective obligations under the Transactional Agreements and the exercise by each such party of their respective rights under the Transactional Agreements.





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



                                   EXHIBIT B


                          ALLOCATION OF PURCHASE PRICE



                                         Aggregate Shares           Shares of  Purchaser
  Name of Selling                          of Purchaser                 Common Stock,                 Escrow
   Shareholder                             Common Stock             except Escrow Shares              Shares
  ---------------                        ----------------           --------------------              -------
Robert Crawford                                  35,000                      31,500                    3,500
c/o Spatial Technology Inc.
2425-55th Street, Suite 100
Boulder, Colorado  80301

Charlene Hess                                    35,000                      31,500                    3,500
c/o Spatial Technology Inc.
2425-55th Street, Suite 100
Boulder, Colorado  80301

ProSTEP Produktdatentechnologie
GmbH                                            665,000                     598,500                   66,500
Julius-Reiber-Strabe 15
Darmstadt D-64293
Germany
Attention: President
Facsimile:49-6151-928726

William Turcotte                                665,000                     598,500                   66,500
c/o Spatial Technology Inc.
2425-55th Street, Suite 100
Boulder, Colorado  80301





                                      G-1